INSITUFORM EAST, INCORPORATED

EXHIBIT 11.0 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



         Net loss per share is based on the weighted average number of common shares outstanding including common stock equivalent from dilutive stock options. The weighted average number of shares outstanding for the years ended June 30, 2001, 2000 and 1999 were computed as follows:

                                                                        Year Ended June 30,
                                                             ----------------------------------------
                                                               2001            2000           1999
                                                               ----            ----           ----
Issued shares of Common Stock and Class B Common Stock       4,684,759       4,684,759      4,684,759
Add:  Weighted average of net shares (using treasury stock
         method) of unexpected dilutive stock options               --              --             --
Less: Weighted average shares of treasury stock               (327,897)       (327,897)      (327,897)
                                                             ---------       ---------      ---------

Weighted average number of common shares and common
         stock equivalents                                   4,356,862       4,356,862      4,356,862
                                                             =========       =========      =========